Final Transcript

Conference Call Transcript

AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

Event Date/Time: Jan. 23. 2008 / 5:00PMET

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

CORPORATE PARTICIPANTS

 Philip Talamo
 AllianceBernstein Holding L.P. - Director of Investor Relations

 Gerald Lieberman
 AllianceBernstein Holding L.P. - President and CEO

 Lewis Sanders
 AllianceBernstein Holding L.P. - Chairman of the Board and CEO

CONFERENCE CALL PARTICIPANTS

 Christopher Spahr
 Deutsche Bank - Analyst

 William Katz
 Buckingham Research - Analyst

 Marc Irizarry
 Goldman Sachs - Analyst

 Cynthia Mayer
 Merrill Lynch - Analyst

 Roger Smith
 Fox-Pitt Kelton - Analyst

 Robert Lee
 Keefe, Bruyette and Woods - Analyst

PRESENTATION

Operator

 Thank you for standing by, and welcome to the AllianceBernstein Fourth quarter 2007 earnings review. At this time, all participants are in a listen-only mode. After the formal remarks there will be a question-and-answer session and I will give instructions on how to ask questions at that time. As a reminder this conference is being recorded and there will be a replay for one week. I would now like to turn the conference over to the host for this call, the director of Investor Relations for AllianceBernstein, Mr. Philip Talamo. Sir. Please go ahead.

Philip Talamo - AllianceBernstein Holding L.P. - Director of Investor Relations

 Thank you. Good afternoon, everyone. Welcome to our fourth quarter 2007 earnings review.

As a reminder, this conference is being webcast and supported by a slide presentation that can be found in the investor relations section of our website at www.alliancebernstein.com/investor relations.

Presenting our results today is our President and Chief Operating Officer Jerry Lieberman. Following Jerry's remarks, Lew Sanders, our Chairman and CEO, will provide some commentary on the firm’s strategy and, outlook. Bob Joseph our CFO will also be available to answer some questions at the end of our formal remarks.

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

I'd like to take this opportunity to note that some of the information we present today is forward-looking in nature and as such is subject to certain SEC rules and regulations regarding disclosure. Our disclosure regarding forward-looking statements can be found on page 2 of our presentation as well as in the risk factors section of our 2006 10-K and our third quarter 2007 10-Q. In light of the SEC's regulation, management is limited in responding to inquiries from investors and analysts in a nonpublic form. Therefore, we encourage you all to ask questions of any material nature on this call. And I'll turn the call over to Jerry.

Jerry Lieberman - AllianceBernstein Holding L.P. - President and COO

 Thank you, Phil. Good afternoon to everyone on the call.

To set the stage for my discussion of our results, I'll begin with a brief recap of capital market performance for the fourth quarter and full year 2007, periods marked by significant capital market turbulence. Display 3 shows that all three U.S. equity indices charted here were negative in the fourth quarter of 2007. This marks the first time in nearly five years that this has occurred, with the Russell 1000 value index leading the way, down 580 basis points. For the full year, 2007 marks the first time in eight years that the Russell 1000 growth outperformed the Russell 1000 value and the first time since 2002 that the Russell 1000 value index was negative. As you can see, U.S. fixed income had both a strong quarter and year up 300 and 700 basis points, respectively, during a period of significant turmoil.

On display 4, you'll see that once again non-U.S. markets were led by emerging markets for the quarter, although by a more modest rate of 360 basis points. Although outperforming the S&P 500 once again, MSCI EAFE and MSCI World posted negative quarterly returns, the first quarter in nearly three years when both were negative. For the full year, emerging markets clearly outpaced all the other indices we track in this presentation but I'll point out that the second best return came from the Russell 1000 growth index.

And on the topic of performance, a high level summary of the relative performance of our primary service for 2007 is on display 5. As noted, our Growth equity services delivered strong returns and exceeded institutional benchmarks. However, Value equity services returns fell markedly below benchmark while Global fixed income results were respectable. The strength of our returns in our Growth style equity services validates our business model with respect to investing in separate and parallel investment teams for each of our Value and Growth styles of investing. Blend Strategies performance was relatively neutral as the Value portion and growth portion offset one another. Finally, returns for our suite of diversified hedge fund services were decidedly negative for the second consecutive quarter, decreasing AUM and performance fees. Additional detail on relative performance of many of our services can be found in the appendix on slides 26 to 35, where you'll note we've rearranged the displays in an effort to make them easier to read.

Our presentation of changes in assets under management begins on display 6. During the fourth quarter, $21.4 billion in market depreciation was only partially offset by net inflows, resulting in total AUM falling by 2%, our first sequential decrease in total AUM in over two years. Net inflows of nearly $8.5 billion were generated mostly by a strong rebound in Institutional net inflows, with small net inflows and outflows in our Private Client and Retail channels, respectively. I'll provide more detail on our individual channels a bit later.

For the full year, shown on display 7, both net inflows and market appreciation contributed to a 12% increase in total AUM. Net inflows for the year were $32.2 billion and represented almost 39% of the increase in AUM, driven by gross record sales of $135.2 billion. Institutional Investments accounted for over one-half of total net inflows, followed by our Private Client and then Retail channels.

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

The $32.2 billion in net flows translates into an organic growth rate of over 4%, as $9 billion in index mandate net outflows negatively impacted this metric. Our Private Client channel delivered the highest organic growth for the year at over 9%, despite slowing in the fourth quarter, while the organic growth rate for the Institutional Investment channel was nearly 6%, adjusting for the index outflows I just mentioned, and nearly 4% net of these outflows.

Display 8 summarizes the changes in AUM by investment service for the three months ended December, 2007. All three of our actively managed services had net inflows for the quarter, led by Value at just under $7 billion of the $8.5 billion total. However, we incurred net market depreciation of $21 billion, entirely attributable to value services.

As for changes in AUM by investment service for the year, found on display 9, record gross sales of $71.3 billion in our Value services drove strong net inflows of $32.2 billion. Also, Fixed Income net inflows of $12.1 billion were significantly greater than 2006. Finally, market appreciation added $51.3 billion, or 7%, to assets under management.

Highlights of our distribution channels begin on display 10. Institutional AUM actually fell in the quarter as market depreciation of $14 billion exceeded the $9 billion of net inflows. During the quarter, institutional clients funded approximately 144 mandates, which were once again dominated by Global and International services, comprising approximately 93% of these new assets. Value services once again accounted for the majority of new accounts, almost one-third were in Blend Strategies and 15% were in Fixed Income. And in contrast to the dip we saw last quarter, our pipeline of won but unfunded institutional mandates increased modestly in the fourth quarter and remains strong at $14 billion. Our pipeline includes approximately $7 billion in services which provide new solutions for our clients and are expected to go live during the first quarter of 2008, namely, $4 billion in defined contribution mandates and almost $3 billion of currency mandates. Notably, these services have a fee structure higher than our index services but lower than our more traditional actively-managed services. More importantly, these mandates reflect success in previously-announced new service solution initiatives that are gaining serious traction and growth momentum.

Turning to display 11, you will see that our Retail channel had a disappointing quarter with assets under management down $6 billion, or 3%, driven by non-U.S. sales weakness. Non-U.S. weakness was particularly acute in Asia, where capital market turbulence has significantly impacted client demand for mutual fund services.

Meanwhile, in the U.S., fund sales for 2007 were more than three times those in 2006. However, sales softened in the second half of the year, accentuated by net outflows in the fourth quarter.

We have had continued success in our Investment Strategies for Life services, which is our suite of solution-based services covering asset allocation, retirement and college savings plans. Assets in these services increased to over $24 billion during the quarter, as net inflows were more than offset by market depreciation. We believe that over time these services will be a key driver of success for our Retail channel.

On display 12 we provide some detail about our Private Client channel. Assets fell in the quarter as net inflows of over $1 billion were not enough to counteract market depreciation of $3 billion. Private Client net inflows have materially been impacted by a reduction in hedge fund inflows. However, our Fixed Income services added AUM from both net inflows and performance. This latter point is quite important from a Private Client perspective because, despite the equity market declines, our clients benefited from our asset allocation recommendations.

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

Growth in our Ultra High Net Worth client base, that is, relationships of $10 million or more, was quite strong in 2007, as assets from these clients grew 23% versus last year and now represent 53% of total Private Client assets.

Financial advisor headcount is up 13% versus the end of 2006 but is actually down slightly versus the third quarter of 2007. Overall headcount for the firm is expected to slow in 2008 versus the growth rate of the previous few years and this includes a moderation in the growth rate of our financial advisor staff.

Highlights for Institutional Research Services are shown on display 13. Our sell-side business had record full year revenues of $424 million in 2007, up 13% from 2006. Furthermore, the fourth quarter of 2007 was by far the strongest quarter on record, growing 33% versus a weak prior year quarter, with growth in both the U.S. and Europe. We continued to expand our research platform having launched coverage of Pharmaceuticals in the U.S. and Europe, U.S. Broadline Retail and, U.S. Telecom Services.

Display 14 details our continued success in growing our assets globally. As shown in the set of pie charts on the left side of the display, you can see that assets of non-U.S. based clients grew by 23% in 2007, accounting for 71% of new assets and representing 40% of total assets.

Moving to the Global and International investment services pie charts on the right side of the display, you'll note that assets in Global and International services grew by 27% from the end of 2006, or more than double the firm's total AUM growth rate of 12%. With assets in U.S-focused services actually declining by over 6%, our year-over-year increase in assets is entirely attributable to growth in our Global and International investment services. Assets in these services accounted for 61% of our total at the end of 2007, up from 54% at the end of 2006.

On display 15, you'll see that our Blend Strategies services AUM stands at $175 billion. Blend Strategies AUM grew 31% in 2007, primarily in Global and International services, which were up 36%. And, as a percentage of total AUM, our Blend Strategies grew by approximately 300 basis points to nearly 22%.

Display 16 illustrates the growth trend for hedge fund AUM dating back to 2003. While hedge fund AUM is down about 10% from its peak of $10.5 billion at the end of the second quarter of 2007, these assets are up 31% for the year. This is mainly the result of strong first-half net inflows and market appreciation which more than offset market depreciation in the second-half of the year. Although we experienced modest net inflows in the second half of 2007, we actually expect net redemption in the first quarter of 2008 in our family of hedge funds, as negative performance and continued market turbulence have lessened our clients' appetite for risk.

We are obviously very dissatisfied with our hedge fund returns for 2007 with respect to our clients as well as a resulting adverse impact on our unitholders. However, it should be noted that we did not incur the dramatic losses incurred by several notable hedge funds that we've all been hearing about in the media and, in fact, a few of our hedge funds had positive returns for the year. However, poor fourth quarter performance did result in some of our high-water marks rising and this will have an impact on our ability to generate performance fees in 2008. With 70% of our hedge funds subject to high-water marks, we ended the year with approximately 50% of our hedge fund AUM with high-water marks of 10% or less. We feel that the turmoil that caused the poor performance in the second half of 2007 has created opportunities for these funds to provide strong returns for our clients in the future, although the markets and our performance can worsen before rebounding.

Now I'll begin my discussion on our financial results, results which are disappointing, especially when compared to our expectations in early 2007. I'll start with revenues on display 17.

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

While extending our string of billion dollar plus quarters to five, 4Q07 net revenues actually fell 1% versus the prior year and were essentially flat sequentially. Advisory fees were flat as the $150 million increase in base fees, the results of higher AUM and a favorable mix, was offset by an equal decrease in performance fees. Record revenues in our Institutional Research Services channel, which were nearly $30 million and 33% better than 2006, were more than offset by the $68 million unfavorable variance caused by mark-to-market losses in investments held primarily to fund obligations related to our employee deferred compensation plans. As we pointed out in previous quarter reviews, the financial impact of these investment returns is partially offset through incentive compensation expense consistent with the vested status of the awards.

Partially offsetting these losses on our deferred compensation plan investments is a $9 million mark-to-market gain from investments made in our Venture Fund. Since we only have a 10% interest in the fund, 90% of the gain is offset by an increase in minority interest expense. This expense is included in General and Administrative expenses.

Also during the fourth quarter of 2007, we outsourced our hedge fund-related prime brokerage activities. As a result, the run rate for Interest Income and Interest Expense will decrease as we no longer will be recognizing the Interest Income and Interest Expense generated by stock loans and borrowing activity. I want to point out that our decision to outsource the prime brokerage business was entirely based on doing what was right for the clients of our hedge funds. It is in no way related to the disappointing hedge fund performance in the second half of 2007. As an asset management firm, prime broker services are just not a core competency.

Display 18 provides some detail on the dynamics behind the revenue story. Base advisory fees were up a solid 21% versus the fourth quarter of 2006 thanks to 18% higher AUM and a favorable mix. Please note that while the ending and average AUM balances were up nicely year-over-year, the sequential changes tell a different story, as we lost approximately $40 billion of assets in November and December due to market depreciation. In addition, performance fees were down sharply in 2007, driven mainly by poor hedge fund performance. For the full year, hedge funds accounted for only 20% of our total performance fees.

From a channel perspective, the growth of Global and International investment services in our Institutional Investments channel generated higher average base fee realization rates, although lower performance fees did adversely affect revenue growth. You can see on this display that the impact of lower hedge fund performance fees is primarily in our Private Client channel, as this channel's revenues fell by 19% despite a 15% increase in year-ending AUM.

Turning to operating expenses, display 19 shows that the total expense growth was 3%, as increases in base compensation and commissions were offset by lower expenses related to errors.

I'll provide some detail on Employee Compensation and Benefits on the next display, but for now, let's drop down to Promotion and Servicing expenses, which increased by 9%, primarily due to higher distribution plan payments, driven by increased Retail AUM and higher travel expenses. The promotion expense increase was partially offset by lower amortization of deferred sales commissions, as sales of B shares to our mutual fund clients continue to decline.

Next, you'll notice a sharp decline in General and Administrative expenses, which fell by 16% to $165 million. This decrease is attributable to a $56 million charge in the fourth quarter of 2006 for the estimated cost of an error we made in processing claims for class action settlement proceeds on behalf of clients. Also, 4Q07 included $8 million of minority interest expense, the offset to mark-to-market gains on investments made by our Venture Fund that I mentioned earlier when discussing Investment Gains and Losses.

In display 20 you can see that Employee Compensation and Benefits rose 10% to $471 million. The 25% increase in commission was primarily driven by new businesses in our Private Client, Institutional Investments and Institutional Research Service channels. Base compensation is up 20% versus last year, driven primarily by a 14% increase in headcount and annual merit increases. As I mentioned earlier, we anticipate a substantially slower growth rate in headcount for 2008. Incentive compensation decreased 6% year-over-year due to $12 million in mark-to-market losses on investments held for employee deferred compensation plans, compared to $15 million in gains in 4Q06, and lower cash bonuses, partially offset by higher amortization of deferred compensation. The quarterly increase in Fringes and Other expenses was largely caused by higher recruitment costs. Recruitment costs totaled nearly $30 million for the full year and we anticipate that this expense will decrease in 2008.

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

Display 21 provides a summarized income statement for both the fourth quarter and the full year of 2007. On this slide you'll notice our tax rate increased significantly during the quarter to almost 12% as non-U.S. income continues to increase faster than U.S. income. However, the firm's full year 2007 tax rate of just north of 9% should be viewed as a more appropriate run rate for taxes. Margins for the fourth quarter fell by 320 basis points due to the significant decrease in performance fees.

On display 22, you can see that the Holding company's 33% share of AllianceBernstein's $310 million of fourth quarter earnings was $102 million, versus $120 million in the same quarter last year, resulting in net income after taxes of $92 million. Diluted net income per unit of $1.06 represents a 17% decrease versus the prior year quarter, and distributions were down by 28% as the 4Q06 claims processing charge we've been mentioning did not impact distributions for that quarter.

As we begin what has been to date an increasingly challenging year in the capital markets, I want to emphasize that regardless of market conditions, our focus never wavers. If anything, our commitment to providing world-class service and strong investment returns to our clients intensifies as we do whatever is necessary to help our clients get through these challenging times feeling secure and being secure. At the same time, we remain focused on controlling expenses and controlling the growth of our staff. We know that it's important to be especially disciplined during these tumultuous times. And now I'll turn the call over to Lew for some remarks on the firm's strategy and outlook.

Lewis Sanders - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Thanks Jerry.

To say the obvious, 2007 turned out to be a tough year. In general, we did okay for our clients. Investment returns, as we've shared with you, were respectable, averaging 7% across the entire service suite, a figure close to the performance of the global capital market.

Our asset allocation advice, and our client communications efforts, helped many clients successfully navigate what was, and still clearly is, a turbulent time.

Perhaps most important, our Growth services came through delivering strong results, validating the very premise of the company of Alliance Growth and Bernstein Value working in parallel, doing well over time, but not at the same time and thus smoothing the ride for our clients and for the firm.

That's all good but not good enough, because our objective as a firm isn't to replicate the global capital market return, it's to outperform it and in aggregate, we didn’t in 2007. We didn't achieve that objective.

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

The point here is not to lament what could have been. The point is to recognize reality because getting better requires it, and we are a firm committed to being the very best. The issue now is capitalizing on the opportunity for clients that the current market turbulence is creating. Make no mistake about it. Turbulence is tough to take. Turbulence is unsettling, but it induces wide risk premiums, and it's those very wide risk premiums that we as active managers exploit to produce strong absolute and relative returns.

And consider how far we've come on this score. So by way of example, investment grade credit spreads are close to a modern day high. Non-investment grade spreads have moved from a record low last spring of 230 basis points to more than 700 basis points. The equity risk premium, by our estimate, is now nearly 40% wider than its long-term average. Valuation differentials inside the equity markets have expanded sharply as well. A similar phenomenon has occurred in currency, where expected returns have also shown a very sharp increase over the past six months. So the bottom line is that risk premiums are up dramatically almost everywhere and in every corner of the capital market and thus, it's our highest research priority to take full advantage of this setting for clients.

It's worth emphasizing, too, as Jerry has, that despite this period of turmoil, we are going to push ahead on the initiatives that we think are vital to the firm's long-term growth. It's easy to get distracted in times like this, easy to get derailed. That's not going to happen here. Now the most important of these initiatives falls into the domain of positioning the firm to be a solutions provider for clients, as opposed to just generating output in a particular slice of the capital market, although of course that will remain a very important part of what we do. Such solutions have already transformed our Private Client business as many of you know, and they promise to have a major impact in the period ahead on our Institutional and Retail businesses as well.

Let me give you an example of an opportunity we've recently been pursuing, because it really makes the point about the changing character of the business. It is a multibillion dollar mandate for a company that has several DB and DC plans. Their goal is to create a common multi-manager, multi-asset class platform to drive investment strategy across all of their plans. The idea is to use the same piece parts, the same managers bought in bulk, but in different ways. So in the DB plans, which are closed and aging, these building blocks will be assembled to achieve funded status stability. That's the goal, including the use of liability driven investment overlays. In the DC plans, Target Date Solutions will predominate once again using the same multi-manager building block. Our opportunity with this client is multifold, including providing glide path design and ongoing management of the DC asset allocation, the provision of some of the actively managed components thereof, and the role in design and implementation of the LDI overlay including the use of alternatives.

Now contrast the scope of that assignment to a traditional long-only mandate that has heretofore been our raison d’etre, it's not even close.

In response to this emerging opportunity, we have formed a new product/marketing unit called Institutional Investment Solutions, which in many ways parallels our Wealth Management Group for private clients. The unit will be dedicated to building our presence in the institutional solutions space as well as driving our product development in the appropriate direction. We see this effort as potentially transformational. If successful, it will greatly expand our relevance to institutional clients and bring with it new sources of revenue, like asset allocation services for instance; mandates for which we have already won and promise to become an increasingly important source of growth for the company in the period ahead. But the largest untapped opportunity in the institutional solutions space continues to be in Target Date Funds in DC plans. This market, by our estimate, could reach as much as 2 trillion in assets over the next five to 10 years. There's nothing quite like it in the industry and we intend to play an important role in this transition.

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

We believe that we have set the industry standard for innovative product design with our customized Retirement Solutions platform. It uses low cost collective investment trusts of separate accounts, deployed in an open architecture of either passive or active sleeves. It permits a custom-crafted asset allocation glide path and as such, this platform brings many of the best features of defined benefit plans to a defined contribution market. In our judgment it is definitively superior to the traditional mutual fund model.

Now in development is the next generation of Target Date Solutions, the main new feature of which will be guaranteed withdrawal benefits. We remain optimistic that we will be in a position to offer this highly desirable feature during the second half of 2008.

Now from this review, I think you can see why we expect solutions mandates to become a much more significant contributor to our growth, but that point notwithstanding, we're continuing to invest aggressively in innovation at the asset class level. Now on this score, we remain particularly enthusiastic about our prospects in currency management, positioned as both a source of alpha, and as a risk management overlay for global portfolios. As Jerry noted, our current backlog of institutional mandates not yet funded contains nearly $3 billion of such currency-related wins. We are in the process of extending our capabilities to less developed world currencies, which will distinguish our offering still further.

We have just launched the first of our planned 130/30 equity extension services. Initial offering is based on our Global Value investment platform, but the U.S. based version will be in the market shortly and we will then extend to include Growth Equities, eventually. While this market is still small, we believe it offers substantial potential, and we see ourselves as a differentiated provider because we bring both fundamental and quantitative methodologies to this market, which has, heretofore been dominated by currency-only solutions.

Finally, I want to call attention to our initiatives in tactical asset allocation services. For some time now we've been developing a forecasting model we call the capital markets engine. It's a systematic framework used to estimate return, risk and covariance among global beta sources of all types. The innovation here is the inclusion of initial conditions in the estimation process, which amazingly, I actually think stunningly, very few asset allocation schemes explicitly consider.

So by way of example, if you were building an asset allocation strategy involving Japanese equities in 1990 at the top of their bubble, would it have made sense to use historical equity returns to drive your strategy? Would that have made any sense? How about the same question in the U.S. 10 years later at the top of our bubble? Well, the answer is obviously no. The tools we built consider such issues explicitly and dynamically and therefore should lead to greatly improved asset allocation choices. It's an improvement that will further differentiate us in the private client market where advice of this type looms large.

In addition, we've launched an initiative to bring such service to the institutional market, in a strategy dubbed dynamic beta. While still in the R&D stage, success here would add yet another dimension to the firm's product suite and would constitute yet another new source of revenue not predicated on alpha in a suite or alpha in an asset class for a particular problem.

So yes, it's tough times, but as I hope you can see, despite the evident turmoil, we remain committed to finding new and different ways to improve results for clients and thus for the firm.

Now for your questions.

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

QUESTION ANDANSWER

Operator

At this time, I would like to welcome everyone to ask questions. Management has requested that you please limit initial questions to two in order to provide all callers an opportunity to ask questions. It is AllianceBernstein's practice to take all questions in the order in which they are received and to empty the queue before ending the call. Your first question is coming from Chris Spahr of Deutsche Bank. Please proceed.

Christopher Spahr - Deutsche Bank - Analyst

I was just wondering, if you had a decent rebound in fourth quarter flows to about 4% annualized and that's right around the four year mark for '07, that's still the lowest of flows that you've had since I think 2004. I'm just wondering what you think your organic growth rate will be going forward in an average environment?

Jerry Lieberman

You know, this is really a mixed issue. We've been running 9, 10% organic growth in the private client channel for actually quite some time and obviously the institutional channel is lumpier and we're working off of a huge number in regards to -- as a base. So we think the 4th quarter was actually a nice quarter for institutional. We thought the third quarter was distorted with some outflows in index funds and we like the pipeline that we're in. Then retail is in an unusual situation right now primarily because of our non-U.S. distribution, and with the turbulence that's taking place right now, there's nothing normal about what's going on. There's no normal number I can give you.

Christopher Spahr - Deutsche Bank - Analyst

Okay. And then performance fees per average AUM, the base fees ticked up about half a bit during the quarter which I guess might help offset the lower performance fees you might be losing into '08 just because of the water marks. How should I think about base fees as a percent of average AUM going forward?

Jerry Lieberman

Well that's been going on now for several years. We have been increasing the realization of our base fees as the mix of our AUM has been improving by moving away from lower added value services to increasingly more sophisticated services, but that's going to start leveling off. It is going to get to a point where the mix isn't going to change that much and some of these new services are not going to be as rich from a basis fee point of view as a very sophisticated asset allocation product. But, we expect those will be larger mandates. So I wouldn't expect the realization number to increase as it has in the past in the institutional channel.

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

Christopher Spahr

But it may be flattish going forward from the fourth quarter but not going back to say earlier?

Jerry Lieberman

I think it's starting to level off about where it is right now. We have a pretty good run rate in this institution.

Christopher Spahr

Thank you very much.

Operator

 Thank you. Your next question is coming from Craig Siegenthaler of Credit Suisse. Please proceed.

Gerald Lieberman

 Craig, we lost you?

Philip Talamo

 Take the next question Aaron.

Operator

Not a problem, sir. Your next question is coming from William Katz of Buckingham Research. Please proceed.

William Katz - Buckingham Research - Analyst

Okay. Thank you and good afternoon. I appreciate the revised disclosure, very helpful. I just was curious if we could start with flows. I was somewhat wondering, I know it's somewhat early and  I understand your comments about the market turbulence, but any sense on how volumes are trending, particularly in Retail and Private Client exclusive of the hedge fund attrition expected in January so far?

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

Jerry Lieberman

In Retail, there's been no uptick at all. This is, we haven't seen any improvement at all in our net flows, primarily overseas but even right now domestically, and since we don't have a cash management business, Bill, there's no place for them to hide within the walls of our channel. So if people are going to get out of active services, when they go to cash management, they go to other firm’s cash management services. And in Private Client, it's too early to tell. There is seasonality in how this money is collected. And in Institutional, we don't think that this is going to have an impact. We have a nice pipeline. The calls are going well. So far, three weeks into the year we're not disappointed with the flows and expected flows at all.

William Katz

If I could sort of follow up on the expenses. It seems like I always have the same questions and I apologize for the redundancy. Just so I can try to understand if there's any of the unusual items, catch-up or otherwise, in either the compensation line and/or the G&A line adjusting for the minority interest. It just seems like that's quite relatively sizable compared to revenues and I'm just trying to understand the run rate on it.

Jerry Lieberman

Well, in G&A, its same old, same old. What increases the base of our G&A expense and will continue to do so is increased expenses in occupancy as we expand our global footprint. I mean go take a square meter of space in London, it's three times what it is in New York right now. There's nothing unusual in the G&A line. And in compensation, the biggest driver in compensation has been commissions and unfortunately, the best way to fix that is not a good way to fix it. That's a sales decrease and we’re not looking for that to come down.

William Katz

If I could just infringe on the goodwill here and ask one follow-up, this is going to be for Lew. I was sort of curious, I listened to what you talked about in terms of all these new ways of dealing with client solutions and it sounds very impressive to me. But, then I sort of step back and say, "You just came through a very disappointing period for a hedge fund performance and where's the disconnect between all these sort of algorithms and risk metrics and what certainly turned out to be a very disappointing second half of the year for performance fees?" Where do we get comfort that this isn't just sort of mumbo-jumbo and at the end of the day, this is just a relatively very volatile business that we just can't predict at all?

Lewis Sanders - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Well, I think, Bill, you get comfort by not focusing on six months of investment performance but rather 30 years, which makes it clear that there's a lot more substance here than your question suggests. Moreover, the six months in question was a highly provocative one in terms of the change in risk premiums in every asset class that has any real traction around the globe and, in fact, it occurred universally throughout the globe, whether it was equities or fixed income or currency or for that matter commodities. We move from very compressed risk premiums in June to a sharp expansion in every such metric as the year came to a close.

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

Our hedge fund services, in fact, our Value services are actually designed to exploit risk premiums and so they're subject to some vulnerability when they move as provocatively and adversely as they did. On the other hand, as Jerry suggested in his remarks and I did in mine, the existence of this widening that has occurred actually sets in place the opportunity for much improved returns, maybe not immediately. That's not forecastable, but within the context of an appropriate time frame, what's been set into the capital market are precisely the kinds of conditions that the strategies employed in our hedge fund services benefit from in the long term. That's why we have confidence not only in recovery, but a restoration of the historical performance premiums for those services which if you study them, are impressive over their history the last six months notwithstanding.

And finally, Bill, let me suggest to you that this firm has an intellectual base that reaches far beyond its hedge fund services and the solutions that I'm describing call on that resource base to solve problems, if you will, in the long-only world, that are of great significance to the clients that we're trying to reach and serve. The innovations we've brought by way of example to defined contribution target date designs, especially if we're successful in linking insurance features as well, I think, are groundbreaking, and it's on those bases that we're optimistic in pushing ahead with the initiatives that we think will drive our future growth.

William Katz

Thank you very much.

Operator

Thank you. Your next question is coming from Craig Siegenthaler of Credit Suisse. Please proceed.

 Philip Talamo

Clearly Craig is having phone problems.

Operator

Not a problem, sir. Your next question is coming from Marc Irizarry of Goldman Sachs. Please proceed.

Marc Irizarry - Goldman Sachs - Analyst

Lew, just following on to some of what seemed like new and exciting services for you to provide. Is the business in a state now where you're transitioning to these new services such that it's going to take a little bit of time where institutions are now transitioning out of many of the services that may have predated some of what's sort of in the pipeline now? For example, I mean is 130/30 going to become more relevant to the institutional world than maybe rolling out your hedge fund products to them? Are we heading into a state of transition in the business?

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

Lewis Sanders

I think we are, Marc, but I don't think you should see this as occurring in a disruptive way. The core of the business is still delivering a performance premium in a component of the capital market relevant to the client. The only business that's completely transitioned away from that model is a Private Client business. That business is a solutions-driven business. It has been for more than five years, which is why its growth rate has been so strong and why its demographic characteristics have risen so dramatically.

The transition to solutions oriented sales in institutional, I think, is a definitive prospect as we've outlined it. We are trying to seize the moment. We think we have a lot to bring to the table, but this isn't going to be all that there is. I mean to the contrary, I think the way to see this is that it is somewhat substitutive, but actually, as we see it, meaningfully incremental, because the number of firms that are going to be capable of competing in that space is a very small fraction of those that we face as an Alpha provider in a particular slice of the world. So our view is it's not one or the other, it is both, and that we believe because we have, I think, competitive advantage in the solutions arena, it will come to characterize our growth rate much more so than alpha in its sleeve over time. Does that help?

Marc Irizarry

That's very helpful. Thank you. And then just one follow on, if you think about value as a style, clearly, it's in a little bit of a rough patch here. At what point do you think clients would grow disenchanted with value as a service as it sort of underperforms if let's just say mean reversion doesn't happen over a shorter period of time? How do you look at value as a service and get the assurance that clients will stick with it?

Lewis Sanders

As a practitioner, Marc, that has lived through style cycles for 30 plus, almost 40 years now, what's just happened in the last six months pales by comparison to the history of the duration and intensity of style cycles. It surely thus far is not enough to destabilize style choices in any noteworthy, especially among institutions, and actually that market tends to be pretty much impervious to trailing relative returns by style except in the extreme, which we're clearly not even close to. So I think it's an interesting question you raise, but I don't think it's actually yet an operative one in the marketplace. And then finally, let me remind you that our Private Client business is style neutral business. Our Institutional business is increasingly style neutral because what's driving it is style blending in so many different iterations, the principal, the largest one of which is global style blends, which not only deals with the style question but also with geographical differences in return and neutralizes that issue. So I think when you look at the firm in aggregate, style distinctions, could matter if they move to an extreme, but much less than might meet the eye.

Philip Talamo

 Is there anyone in the queue, Aaron?

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

Operator

 Yes, sir. Your next question is coming from Cynthia Mayer of Merrill Lynch. Please proceed.

Cynthia Mayer - Merrill Lynch - Analyst

Just to follow up on the costs. I'm wondering, you talked about how important cost control is going to be in this kind of environment and I'm interested in hearing where that would be. It sounds like comp is driven by commissions which you don't really want to see go down and G&A will go up as your footprint becomes more global, I'm not sure where would the cost control be?

Jerry Lieberman

Let's start with and I mentioned it twice in my presentation, Cynthia, you're going to see a slowing of the headcount increases. It will be evident. It will be a slowing of increasing head count.

We actually started putting into place the plan even before the most recent turmoil in the marketplace, a slowing down in our capital plan for '08, and anticipated that there might be issues in pushing out some of the capital plans that people were looking for earlier in the year, and we are just going to push that out. There may be some sharing of offices until we get past the recent issues that we've had in the marketplace. I mentioned that recruiting expenses will go down. Obviously, we're going to manage the incentive compensation based on how well the firm does as we did this year. I mean, there was significant reduction in our cash incentive compensation for employees that were on board, especially the more senior players in '07, based on how the firm did. So it all starts with people slowing down. The growth rate and the staffing will slow down along with the footprint that we need to house those folks. Slowing down, for instance, the financial advisor growth for a little bit carries with it headcount that supports them in different parts of the firm, but it is a ripple effect when we slow down hiring of financial advisors. In our business it all starts with people.

Cynthia Mayer

Also on the G&A, did you say that that was up partly because of the venture fund gains? That's like $8 million extra or something?

Jerry Lieberman

Yes, exactly.

Lewis Sanders

Minority interest.

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

Jerry Lieberman

It was just minority interest offsetting the gains that we were reflecting in other revenues. So it's a line variation. There is no real run rate there and it's not a real distortion to the expenses of the firm.

Cynthia Mayer

 Right, okay.

Jerry Lieberman
We have to gross that up, you know, because of GAAP, although we only have a 10% interest in the fund itself.

Cynthia Mayer

Okay. And then on Private Client, what kind of impact do you think the performance of the hedge fund will have on private client overall? Would you expect to see people leaving completely because of it or asking for you to put them into hedge funds outside the firm?

Lewis Sanders

Cynthia, keep this in context, the Private Client exposure to hedge funds is less than 10% of the total assets under management and it's typically a highly-controlled asset allocation where we have a relationship that reaches across our product suite. I don't want to suggest it won't have some impact. It undoubtedly will, but it will be, I think, focused mostly on the hedge fund choice itself. There will be less interest, less willingness to make those commitments, even if actually they're the appropriate thing to do as all of the data that surrounds the opportunity in those hedge funds would suggest, but it's an inevitable feature of decision making to be influenced to some degree by recent trailing performance.

Cynthia Mayer

 Right.

Lewis Sanders

And remember, too, that we're not talking about performance that was destructive, as Jerry tried to describe. It was disappointing, but we're not talking about capital erosion that was material. It matters, but it wasn't really damaging. So as we acknowledge in the fourth quarter there was some slowing, it was probably mostly seasonal, but there was a definite slowing in the hedge funds and the first quarter may see an effect as well, undoubtedly will.

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

Cynthia Mayer

Okay. And you said 70% of the assets are subject to high water marks and 50% had 10% or less?

Jerry Lieberman

Right. And by definition 50% had 10% or more.

Cynthia Mayer

Right.

Jerry Lieberman

All right.

Lewis Sanders

Yes.

Jerry Lieberman

And just staying on the flows, I mean most of the hedge funds, the clients can get out every six months. So we do expect that there will be some outflows in January, you know, for decisions that were made in the latter part of '07.

Lewis Sanders

This is a volatile business and it's especially volatile when risk premiums move synchronously which they typically do not, and so I think that's the context in which to see the return profile in those funds. As I stressed when I was responding to Bill's question, in our view the way to interpret the current circumstance is that the opportunity is well above average.

Cynthia Mayer

 Can I ask one follow-up?

Lewis Sanders

Yes.

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

Cynthia Mayer

Is it possible to characterize the overall hedge fund assets in terms of long/short?

Lewis Sanders

It's really not possible because in the mainstream service there is a series of funds that employ multiple alpha sources, long/short equities is one. There are strategies to exploit anomalies in fixed income and alongside that, a set of anomalies in currency and in commodities as well as expressed in the forward curves that apply to those particular assets. So, it's not long/short equity. It's a lot of different things. There are a couple of funds that are predominantly long/short equities. There's only really one that does only that and it's a fairly small one.

Cynthia Mayer

Okay. Thank you.

Operator

Thank you. Your next question is coming from Roger Smith of F.P.K. Please proceed.

Roger Smith -Fox-Pitt Kelton - Analyst

I just want to touch on the margins again. Am I supposed to then understand that your guys are managing to some extent to an operating margin here?

Lewis Sanders

 No you're not supposed to --

Jerry Lieberman

No, we don't do that at all. We try to manage the firm the right way every day, every week, every month but not to a margin number at all.

Roger Smith

 Okay.

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

Gerald Lieberman

As Lew is pointing out, we have really important new initiatives that we're investing in but at the same time we'll have to find a way to fund it as the revenue line is coming under stress now, but it's not to a given margin number or given growth rate, a given ROE. That's not how we run the firm.

Roger Smith

Okay. I just wanted to make sure that wasn't changing.

Jerry Lieberman

No.

Roger Smith

And then, just a quick question on the exiting of the stock loan activity. If I look at the interest expense change year-over-year and the dividend and interest change over year, is that basically a push? Is that what's been happening in there?

Jerry Lieberman

Yes. We made a little bit of money in there, but not that huge, it was for all intents and purposes, a push. It has become more important to get a prime broker with information and to help us manage the hedge funds than what we were able to do on our own. These are really all about managing our hedge funds in a better way and having better information.

Roger Smith

Got you. And then on the comp, I guess you said 12 million of mark-to-market on the expense side, is that also the 12 million mark-to-market on the investment gains side and then would that sort of imply that there were some other big investment losses in the quarter?

Jerry Lieberman

No. Basically what's going on here is we have these assets for the deferred comp. We funded them and they're on our balance sheet so, they're being mark-to-market on the asset side of the balance sheet. On the liability side of the balance sheet, some of these assets are for unvested compensation, but some are for vested compensation.

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

Roger Smith

Okay.

Jerry Lieberman

To the extent it's for vested, the offset happens immediately and the unvested, happens over time in the catch-up.

Roger Smith

Right, okay.

Lewis Sanders

So the point here is that the losses that were recognized are significantly larger than the offsetting expense reduction in comp.

Roger Smith

And the difference, all things being equal, is we would offset that over a four-year, typically. It would be lower amortization over the next couple years.  And then just on the change in the asset allocation model and as that kind of moves forward, I'm just curious, right now, it seems like the on the 401-K side, the plan or the decision made by the company is really coming out of the HR and I know that you guys have talked in the past about that shifting back over to the treasurer's department and that's kind of how you would gain on the distribution side. Can you give us any kind of update on that? Is that really happening in the marketplace and how do you guys help effect that change and how do companies really kind of embrace that change?

Lewis Sanders

Yes. I can give you some color and it's not that the HR interest in these plans has diminished in any way at all. They are still a very crucial part of the decision making process. It's just that companies are now taking an active interest, in part by mandate, by legislation, in the choices that plan participants make in the investment options that are included in these plans. It's in that context that finance function-related decision makers in a company join with HR to craft a DC solution that's better than the one they had before. What we're finding is that many large plans are porting what were their best practices in defined benefit, as it relates to making choices about asset allocation and the particulars of what firms are managing each part thereof, to the DC environment. As we have described historically, that offers the opportunity for us as a firm, because we are clearly a very well established, highly visible, very successful, very highly rated defined benefit manager. So we, have all of those relationships.

I must tell you, more to the point, that we have brought to this market a platform which is disruptive. It is a solution that provides far more flexibility for the plan sponsor than has heretofore been available from the traditional mutual fund solution. It provides for the assembling of active and passive sleeves, flexibility to change them over time, flexibility to do custom design and to even alter that over time. It's housed in separate accounts, so collective investment trusts permit pricing that reflects the scale of the relationship, which mutual funds actually aren't able to do. It's also then amenable to the inclusion of specialized features like guaranteed withdrawal benefits that take this to yet another level in replicating the best features of DB now available to DC, as seen both by the sponsor and the participant. It's all of these things, and just think about that, now in the context of the pension protection act and recent Department of Labor rulings, all of which suggest to plan sponsors, they should get active around doing a better job for the DC plan participants in terms of the outcomes that they actually achieve. So, I think this is -- I emphasize in my formal remarks, this is one of the largest transitions in the way assets are deployed that's come along in an awfully long time, and it's sorely needed because plan participants left to their own devices have, as you know, not generally made very good choices. So, we really think this is good for everyone involved. That's where it's such an important priority in our firm.

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

Roger Smith

Great. Thanks very much.

Operator

Thank you. Your next question is coming from Robert Lee of K.W.B. Please proceed.

Robert Lee - Keefe, Bruyette and Woods - Analyst

Thanks. Good evening. Not to beat a dead horse ON the DC plan, but your plans for the DC market, it seems that what you've constructed and the success you're having is clearly, I think geared towards what I would call kind of the larger plan market where you have more sophisticated users who have large DB plans. Looking down the road, do you see any impediments or hurdles to bringing your solutions to more of the kind of middle market where the plans may be more under the thumb, so to speak, of other asset managers who do the processing and record keeping as well and would have an incentive to try to keep you out of their plans?

Lewis Sanders

Well, it's a good question. Let me just say that the competitors that have heretofore dominated that market are very high quality firms and clearly understand the changing dynamics of the marketplace and are themselves not standing still. It's just that before the changes that I described really began to unfold, their position in the market was for us, anyway, very difficult to displace. Now the playing field is far more even, and I would suggest once again, at the high end of the market as you properly identified, I think we're at the leading edge. Now, in the middle market, many of those plans actually make choices as a function of third parties. They're either consultants, they might be financial advisors, especially in the smaller plan market, and brokers.

There's a very large number of people and so the way that looks is like the retail business, where a field force that's specialized in this domain and call on the advisors who have practices that are established in the retirement arena among these smaller companies. We have such an initiative, quite formal actually, in our retail space, in our retail unit, and so, that's how we're addressing that part of the market. But I do believe that while we're very optimistic about our potential for success there, I think that our ability to make a real difference is in the large plans, and to gain traction and to produce the appropriate visibility is higher because we're already a very strong force in many of those companies. Once again I think we're bringing so much to the table.

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

Robert Lee

Okay. And one more follow-up question, if I can, on the deferred comp. Is it fair as we think about how that line may jump around going forward because clearly this quarter, the loss was much larger than you've experienced in other difficult quarters or market environments. Should we expect that there may be more volatility in that, partially as a function of deferred comp pools getting so much larger, just as you've grown the firm and the assets and that it has grown?

Jerry Lieberman

That's a fact. We, as we've described in the past, Rob, we lean heavily on deferred compensation and so that is becoming by definition a larger number in itself. With that said, there was a lot of volatility this past quarter so it is a combination of both, but that will continue. There's another layer of deferred comp in that, we just put on in '07 that is largely the one that we're taking off from the previous year.

Lewis Sanders

You know, I want to stress a point. We're very interested in promoting the alignment of our staff with our clients and so we actually insist that our staff invest at least half of their deferred comp in firm services and as a practical matter, the ratio is actually higher, which is why the observation you're making is astute. It will continue to grow.

Jerry Lieberman

Let me add one more thing that adds some volatility here, at least now.  Last year was the first year that we let our employees actually choose some hedge funds. We gave them some tough criteria, they had to get over some hurdles. As I said it was the first time. None of those investments were in a situation where they were already vested and were just being pushed out longer, so the less we capture in the current year than what we get when people invest in mutual funds, and over time that will start balancing itself off more, and we'll start seeing that offset in the current year like we see in the mutual funds.

Lewis Sanders

Now I know that everyone on the call understands this, but it's worth reiterating once again that, this is a GAAP accounting anomaly which is creating a lack of synchronization between, if you will, revenue and expense recognition but after a full vesting, these lines come together whether they were skewed positively or negatively at the outset. So it does inject quarterly volatility. It's unfortunate, but I hope that through this disclosure, you'll all be in a position to see through it.

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

Robert Lee

Okay. Thank you very much.

Jerry Lieberman

Thanks, Rob.

Operator

Thank you. Your last question is a follow-up question from William Katz of Buckingham research. Sir, please proceed.

William Katz

Again, just sort of a couple of non-related questions. Lew, this is the first time in following the stock in many years that you've talked about a deceleration of headcount growth in the Private Client. Maybe my recollection isn't fully right, but it sort of feels that way and just sort of curious, is there anything structurally different today about the prospects of that business or is it just the practicality of the environment we're dealing with from a revenue perspective?

Lewis Sanders

I want you to know, we made the choice to slow the head count growth long before this turbulence actually surfaced.  We, as you know, have expanded that staff, that footprint, in the U.S. quite remarkably in the last few years and the average tenure, if you will, of the F.A. in the field had shortened. We thought it actually appropriate now to slow down some and increase our mind share, if you will, and resource support to develop the talent that we've already got in the firm. That was really more driving this decision. To answer your question directly, we, with some frequency, revisit the question about how large this footprint could be at maturity in a manner comparable, to how a retailer might think about fielding stores as they're replicating a successful format in one geography and taking it to another. You do that through wealth density analysis as well as the densities of referral sources that often drive this business like lawyers and accountants. If you study that, you wouldn't conclude that we're close to maturity in the United States. You would instead conclude that we could increase this business, I mean quite materially. So the choice we're making is more of optimizing the management of this resource space rather than it being a kind of commentary on maturity or even cyclicality.

William Katz

 It's very helpful. The second question is and again, excuse the denseness of this question. Listening to you talk about the benefits of your defined contribution opportunity I can't help but see the parallels to a number of other players who have target date retirement funds that have sort of automatic asset reallocation, et cetera. Can you just sort of at the very high level explain how you are significantly differentiated? Is it just product extension and style extension?

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

Lewis Sanders

Bill, it's a very good question. I mean initially I think we actually set a standard with regard to glide path design and the particular asset classes that ought to be included in these funds. We published some pretty cerebral pieces on this subject that received quite a lot of attention. A number of our competitors moved in one direction in response, I think, frankly appropriately, because actually in the benefit of the people who are investing in those products. Today, if you were to say what really distinguishes you, it's the platform itself. It's the ability using the environment we've created, to once again replicate best practices in DB plan design in the DC space. I mean if you look at the returns that DB plan managers have produced for their companies, they're a whole lot better than DC plan participants have realized with the products that they have the option to invest in. So what we're doing is facilitating, migrating those best practices in a highly flexible way. In addition, we're putting it in a platform that makes it possible to get the benefit of scale. So if you're a very large plan and you are putting together these building blocks in CITs or in separate accounts, the pricing reflects your scale as it would in the DB world, but doesn't always in the mutual fund world.

William Katz

 Got you. Understood.

Jerry Lieberman

In fact, I would say seldom does in the mutual fund world.

Lewis Sanders

Yes. I want to stress the companies that have been important players, I said it earlier, but it's worth reiterating in this market, are first rate companies. It's not that they don't understand what we're trying to do, it’s just that we now have an opportunity to join with them and perhaps lead in these design changes. I don't think we're going to be there alone, but we hope to be a potent force and the early evidence is encouraging, but it is early.

William Katz

That's very helpful. Final question again, thanks for all the patience, coming back to the prime brokerage, if you will, is the fourth quarter now a run rate? I understand there's no margin impact, but is there a further decline to come in interest income and interest expense or is this now sort of exactly where we are over the business?

Jerry Lieberman

You know, I'm not sure. There may be a little bit more only because I don't remember if we actually stopped this at the very beginning of the quarter, but there is no bottom line, yes. So I think the gross numbers are going to come down some more, but again the margin we had here was very, very small. It really was. It's not going to affect your bottom line.

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

William Katz

Okay. Thanks very much for everything.

Jerry Lieberman

Okay.

Operator

There appears to be no further questions.

Philip Talamo

Thank you, Aaron, and thanks everyone for joining the call. If you have any further questions call the Investor Relations team. Enjoy the rest of your evening.

Operator

Thank you. This does conclude today's AllianceBernstein fourth quarter earnings conference call. You may now disconnect your lines at this time, and please have a wonderful evening.

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Final Transcript
Jan. 23. 2008 / 5:00PMET, AB - Q4 2007 AllianceBernstein Holding L.P. Earnings Conference Call

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